                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            [GREAT LAKES CHEMICAL CORPORATION]
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

LOGO

                                   Notice of

                      1999 ANNUAL MEETING OF SHAREHOLDERS

                                      and

                                PROXY STATEMENT

--------------------------------------------------------------------------------

                             Thursday, May 6, 1999
                         Parkwood IV Conference Center
                              500 East 96th Street
                             Indianapolis, Indiana

                               Meeting 11:00 a.m.

                                   IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO INDICATE YOUR VOTE ON THE ENCLOSED PROXY, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

LOGO

                             INDIANAPOLIS, INDIANA
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 6, 1999

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of GREAT LAKES CHEMICAL CORPORATION (the "Corporation") will be held at Parkwood IV Conference Center, 500 East 96(th) Street, Indianapolis, Indiana, on Thursday, May 6, 1999, at 11:00 a.m. (Eastern Standard Time) for the following purposes:

     1.    To elect two directors to serve until the 2002 Annual Meeting;

     2. To consider and act upon a shareholder proposal to request the Board of Directors to redeem the Corporation's shareholder rights plan unless the plan receives shareholder approval; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 8, 1999, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A proxy statement, form of proxy and a copy of the annual report of the Corporation for 1998 are enclosed.

                                          By Order of the Board of Directors,

                                          MARY P. MCCLANAHAN
                                          Secretary

March 31, 1999

                                   IMPORTANT

          PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN YOUR PROXY CARD
                           IN THE ENCLOSED ENVELOPE.

                        GREAT LAKES CHEMICAL CORPORATION
               500 EAST 96TH STREET, INDIANAPOLIS, INDIANA 46240

                            ------------------------

                                PROXY STATEMENT
                                 MARCH 31, 1999
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1999

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Corporation"). It is for use only at the Annual Meeting of the Shareholders to be held on May 6, 1999, and at any adjournment thereof.

     As of March 8, 1999, the record date of the meeting, 58,384,199 shares of Common Stock of the Corporation were outstanding, and each share is entitled to one vote. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting.

     Any shareholder executing a proxy retains the right to revoke it at any time prior to its use at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the corporate secretary, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     The election of directors requires a plurality of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. A withheld vote will have no effect on the outcome of the election. If no voting instruction is given, the accompanying proxy will be voted FOR such election. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion in the election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE DIRECTORS.

     Approval of a shareholder proposal requires a majority of the votes actually cast by the shareholders present (in person or by proxy) at the meeting and entitled to vote. Because Proposal 2 is a request that the Board take steps to implement the proposal, approval of Proposal 2 may not result in the requested action being taken, nor is the Board required to initiate such steps to take that action. If no voting instructions are given, the accompanying proxy will be voted AGAINST Proposal 2. Under the New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on Proposal
2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.

     A quorum will exist if the shares present (including broker non-votes) constitute a majority of the outstanding shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Corporation provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board is currently comprised of seven members, divided into two classes of two directors and one class of three directors. Director Evan Bayh resigned from the Board in January 1999 to assume his seat in the U.S. Senate. Director Robert B. McDonald, whose term expires at the Annual Meeting in 1999, will not stand for re-election. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees, Mark P. Bulriss and Thomas M. Fulton, for three-year terms to expire at the Annual Meeting in 2002 and until their successors are duly elected and qualified. Nominees Bulriss and Fulton are currently serving as directors and have consented to serve for the new term. Although the nominees are not expected to decline or be unable to serve as directors, in each such event, the persons named in the enclosed proxy will vote for another candidate nominated by the Board, and discretionary authority to do so is included in the proxy.

     Information in the biographies that follow is current as of March 1, 1999. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals are employed or associated is a parent, subsidiary or affiliate of the Corporation.

NOMINEES TO SERVE UNTIL THE 2002 ANNUAL MEETING

     MARK P. BULRISS  Director since April 1998. (4), (5), (6)

     Mr. Bulriss, 47, was named president and chief executive officer of the Corporation on April 1, 1998. Prior to joining Great Lakes, Mr. Bulriss served as president of AlliedSignal Polymers, a $2.1 billion business unit of AlliedSignal Inc. that manufactures polymers and markets nylon, technical fibers, plastics, films and chemical intermediates. Before being named president of its polymers unit, Mr. Bulriss served as president of AlliedSignal Inc.'s electronic materials business. His 24-year career in chemicals and plastics also includes 16 years with G. E. Plastics, a division of the General Electric Corporation.

     THOMAS M. FULTON  Director since 1995. (2), (3), (4)

     Mr. Fulton, 65, retired in 1998 as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals Inc. Mr. Fulton serves on the boards of Octel Corp., The Advocate South Suburban Hospital and the Bethel Community Facility, and serves as chairman of the board of the Chicago Theological Seminary.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

DIRECTORS SERVING UNTIL THE 2001 ANNUAL MEETING

     LOUIS E. LATAIF  Director since 1995. (1), (2)

     Mr. Lataif, 60, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Corporation which included positions as vice president and general manager of Ford Division, vice president North American Sales Operations, president of Ford of Europe and corporate vice president of Worldwide Quality and Marketing. Mr. Lataif also serves on the boards of Bank Audi (USA), the Fred Jones Companies, Inc., Unitrode Corporation, and the Iacocca Foundation.

     MACK G. NICHOLS  Director since 1998. (1), (2)

     Mr. Nichols, 60, retired in 1998 as president and chief operating officer and a director of Mallinckrodt Inc., a diversified chemical and healthcare company. He has served as a director of A. P. Green Industries, Inc., the National Association of Manufacturers, and the Chemical Manufacturers Association. Mr. Nichols has also served as Chairman of the Metropolitan St. Louis YMCA, as a trustee for the St. Louis Art Museum, and as a member of the Chancellor's Council for the University of Missouri-St. Louis.

DIRECTORS SERVING UNTIL THE 2000 ANNUAL MEETING

     MARTIN M. HALE  Director since 1978. (1), (4), (5), (6)

     Mr. Hale, 58, nonexecutive chairman of the Board, is executive vice president and director of Hellman Jordan Management Co. Inc., a registered investment advisor specializing in asset management, and a wholly owned subsidiary of United Asset Management Corporation. Prior to 1983, he was president and chief executive officer of Marsh & McLennan Asset Management Corporation. He also serves as a director of Octel Corp. and the Student Conservation Association, as chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston, and as a trustee of The Museum of Fine Arts.

     RICHARD H. LEET  Director since 1994. (2), (3), (4)

     Dr. Leet, 72, retired as vice chairman and director of Amoco Corporation in 1991 following a lifelong career with Amoco which included service as president of Amoco Chemicals Corporation. Dr. Leet has served as a director of Illinois Tool Works Inc., Vulcan Materials Corporation, and Landauer, Inc., and currently serves as vice chairman of the Foundation Board of The Ohio State University and as a trustee of Brenau University, Gainesville, Georgia. He is also currently a member of the Executive Board of the National Council of The Boy Scouts of America which he led as president in 1990-1992. Previously he served as chairman of the board of both The Industrial Health Council and the YMCA of Metropolitan Chicago.

     JAY D. PROOPS  Director since 1996. (4), (5), (6)

     Mr. Proops, 57, is the retired co-founder and former vice chairman of The Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, he served as its president and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Corporation and Esmark Inc. He currently serves as a member of the Board of Trustees of The Allendale Association, as a director of The Lincoln Park Zoological Society, as a director of AMCOL International, and as a trustee of Daniel Webster College.
-------------------------

(1) Audit Committee
(2) Compensation and Incentive Committee
(3) Environmental, Safety and Health Committee
(4) Executive Committee
(5) Finance Committee
(6) Succession Planning Committee

                            DIRECTORS' COMPENSATION

RETAINER, COMMITTEE AND MEETING FEES

     Nonemployee directors receive compensation for their services in the form of an annual retainer and committee chair and meeting fees. Great Lakes employees are not paid any fees or compensation for serving on the Board or on any Board committee.

     All nonemployee directors, excluding Mr. McDonald, receive an annual retainer of $26,000. In order to better align the directors' interests with those of the Corporation's shareholders, the director retainer was frozen in 1997 for three years. In lieu of increases in the annual retainer in 1998 and 1999, each director was granted 300 shares of restricted stock of the Corporation in each of the above years, effective at the beginning of each year. The shares vest over three years with 100 shares vesting on the first, second and third anniversaries of the grant date, respectively. A director's unvested shares will vest upon such director's retirement from the Board at or after age 70, or when he or she is no longer able to serve on the Board because of disability. Unvested shares will be forfeited if a director (a) chooses to leave the Board prior to age 70, (b) is not elected to serve a subsequent term (prior to age 70) or (c) dies. A director will be entitled to vote and to receive dividends with respect to such restricted stock. Awards to new directors will be prorated on a quarterly basis.

     An additional $2,000 is paid annually to directors chairing one or more committees. The nonexecutive chairman of the Board also receives an annual retainer of $120,000 in recognition of his substantial Board responsibilities. All directors receive $1,000 per day for attendance at Board or committee meetings and, with the exception of the chairman, for special assignments. The fees paid to directors are reviewed by the Board each year, based on industry surveys of fees paid to directors in similarly-sized industrial companies.

DEFERRED AND LONG-TERM COMPENSATION

     In January 1997, the Board voted to replace its then existing cash Directors' Retirement Plan with a new Non-Employee Directors' Deferred and Long-Term Compensation Plan (the "Deferred and Long-Term Compensation Plan"). The Board made this decision to align director compensation more closely with shareholder interests. Each nonemployee director received a one-time grant of phantom stock units based on the actuarially calculated present value of his retirement rights under the old plan. Cash dividends, stock dividends, stock splits and similar distributions apply to the phantom stock units and are credited to a director's account. All phantom stock units become fully vested after five years of service. Upon a change in control of the Corporation, the value of each director's phantom stock account will be distributed in cash. Upon retirement or resignation, each director can elect to receive vested benefits either as a single lump-sum payment, or in annual installments over 10 years. The value of each phantom stock unit will be determined on the relevant date by the fair market value of the Corporation's Common Stock.

     Under the Deferred and Long-Term Compensation Plan, each nonemployee director may elect, at the time he joins the Board or prior to the commencement of each subsequent calendar year, to have all or some of his cash compensation credited to a deferred compensation account. Amounts credited to this account will accrue interest equal to 90 percent of the prime interest rate of The Chase Manhattan Bank, or at such other rate as may be adopted from time to time by the Compensation and Incentive Committee of the Board. Such deferrals will be distributed to the director at the time he retires or resigns from the Board.

OTHER PROGRAMS

     The Corporation provides each nonemployee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

STOCK OWNERSHIP GUIDELINES

     Stock Ownership Guidelines adopted by the Board in 1997 recommend that each nonemployee director own 1,500 shares of Common Stock, or a number of shares having a value equal to three times the annual retainer received as a director of the Corporation, whichever is greater. It is expected that this level of ownership be achieved by 2002 for those directors serving at the time the Guidelines were adopted, and within five years following election for any new director elected to the Board since 1997.

                       DIRECTORS' MEETINGS AND COMMITTEES

     The Corporation has Audit, Compensation and Incentive, Environmental, Safety and Health, Executive, Finance, and Succession Planning Committees, the members of which are as shown above. During 1998 the Board met eight times. Each of the directors attended at least 98% percent of the aggregate of the total number of Board and committee meetings he was required to attend.

     The Audit Committee, which met three times during 1998, reviews the adequacy of internal controls and the work of the independent and internal auditors, consults with the independent public accountants concerning the audit report and the related management letter, and makes recommendations to the Board concerning the selection of independent accountants.

     The Compensation and Incentive Committee, which met seven times during 1998, makes recommendations to the Board with respect to compensation for the Corporation's executives and establishes eligibility and award levels under the Corporation's stock award program.

     The Environmental, Safety and Health Committee, which met twice during 1998, reports to the Board on environmental, safety and health matters; reviews all environmental and safety audits; assesses environmental, safety and health policies and performance; and monitors significant environmental, safety and health issues.

     The Executive Committee, which met twice during 1998, is empowered to act for the Board, with certain restrictions, on behalf of the Corporation.

     The Finance Committee, which met once during 1998, and includes the chief financial officer and treasurer in addition to Board members, reviews the financial affairs of the Corporation and presents recommendations for action to the Board.

     The Succession Planning Committee, which met once during 1998, monitors and evaluates the Corporation's management resources, structure, succession planning, executive development and selection processes, recommends to the Board criteria for Board membership, and identifies candidates for election as directors. It also considers candidates recommended by shareholders for election as directors. Any such recommendation should be sent to the corporate secretary of the Corporation.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the Corporation's Common Stock beneficially owned by holders of more than five percent of its Common Stock, the directors of the Corporation, the executive officers of the Corporation listed in the Summary Compensation Table ("Named Executives") and currently employed by the Corporation, and all directors and executive officers of the Corporation as a group.
--------------------------------------------------------------------------------

                                                            AMOUNT AND NATURE           PERCENT OF
                  NAME AND ADDRESS                            OF BENEFICIAL            COMMON STOCK
                 OF BENEFICIAL OWNER                   OWNERSHIP(1)(2)(3)(4)(5)(6)     OUTSTANDING
---------------------------------------------------------------------------------------------------
T. Rowe Price Associates Inc. (7)....................           7,273,616                 12.46%
Investment Advisor
  100 E. Pratt Street
  Baltimore, Maryland 21202
FMR Corp. (8)........................................           6,587,138                 11.28%
  82 Devonshire Street
  Boston, Massachusetts 02109
State Farm Mutual Automobile Insurance Corporation              5,441,195                  9.32%
  and Related Entities (9)...........................
  One State Farm Plaza
  Bloomington, Illinois 61710
Berkshire Hathaway Inc., et al (10)..................           4,000,000                  6.85%
  1440 Kiewit Plaza
  Omaha, Nebraska 68131
Mark P. Bulriss (11).................................             370,774                     *
L. Donald Simpson (12)...............................              70,034                     *
Marshall E. Bloom (13)...............................              39,218                     *
Richard L. Boehner (14)..............................              26,730                     *
Robert L. Hollier (15)...............................              70,835                     *
Thomas M. Fulton.....................................               1,600                     *
Martin M. Hale (16)..................................             218,948                     *
Louis E. Lataif......................................               2,600                     *
Richard H. Leet......................................               1,600                     *
Robert B. McDonald (17)..............................              27,625                     *
Mack G. Nichols......................................               2,600                     *
Jay D. Proops (18)...................................              12,600                     *
Directors and executive officers as a group..........             590,537                  1.01%

  * Less than 1%
--------------------------------------------------------------------------------

  (1) Information concerning persons known to the Corporation to be beneficial owners of more than five percent of its Common Stock is based upon the most recently available reports furnished by such persons to the Corporation on Schedules 13G filed with the Securities and Exchange Commission.

  (2) Information concerning ownership of Common Stock by directors of the Corporation, Named Executives and directors and executive officers as a group, is as of March 8, 1999.

  (3) Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

 (4) In addition to the shares listed in the table as beneficially owned, the following directors have phantom stock units: T. M. Fulton, 3,293; M.M. Hale, 2,563; L. E. Lataif, 2,747; R. H. Leet, 4,211; M. G. Nichols, 2,630;
     and J. D. Proops, 2,477. These numbers represent the original phantom unit grants to directors, adjusted to reflect the spin-off of Octel Corp. These stock units do not have any voting rights.

 (5) Ownership includes 500 shares of restricted stock granted to each nonemployee director, except Mr. McDonald, for which investment power has not yet vested, but for which each director has sole power to direct the vote.

 (6) Ownership of executive officers includes stock options exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year on page 11.

 (7) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (8) FMR Corp. reported sole power to dispose of or to direct the disposition of 6,587,138 shares, and sole power to vote or to direct the vote of 291,038 of such shares as follows: Fidelity Management & Research Company reported 6,148,800 shares and Fidelity Management Trust Company reported 438,338 shares. Fidelity Management & Research Company and Fidelity Trust Company are both wholly owned subsidiaries of FMR Corp.

 (9) Each of the following State Farm entities has reported sole voting power and sole disposition power and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company reported 3,934,300 shares; State Farm Life Insurance Company has 106,000 shares; State Farm Fire and Casualty Company has 127,500 shares; State Farm Investment Management Corp. has 729,700 shares, and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has 543,500 shares. State Farm Investment Management Corp. also has 195 shares with shared voting power. State Farm Life Insurance Company and State Farm Fire and Casualty Company are wholly owned subsidiaries of State Farm Mutual Automobile Insurance Corporation. State Farm Investment Management Corporation is a wholly owned subsidiary of State Farm Fire and Casualty Company. State Farm Life and Accident Assurance Company is a wholly owned subsidiary of State Farm Life Insurance Company.

(10) The power to vote, direct the vote and dispose of these shares is shared by Warren E. Buffett, Berkshire Hathaway Inc., OBH Inc., National Indemnity Company, Geico Corporation and the Government Employee Insurance Company. Warren E. Buffet may be deemed to control Berkshire Hathaway, Inc.

(11) Includes 25,000 shares of restricted stock for which investment power has not yet vested, but for which Mr. Bulriss has sole power to direct the vote, and 274 shares held indirectly by Mr. Bulriss through the Corporation's 401(k) and Supplemental Savings Plan.

(12) Includes 1,900 shares held indirectly by Mr. Simpson through the Corporation's 401(k) and Supplemental Savings Plans and 2,000 shares through spousal ownership.

(13) Includes 427 shares held indirectly by Mr. Bloom through the Corporation's Supplemental Savings Plan.

(14) Includes 11,456 shares of restricted stock units for which investment power has not yet vested.

(15) Includes 291 shares held indirectly by Mr. Hollier through the Corporation's 401(k) and Supplemental Savings Plan.

(16) Includes 190,840 shares held by Mr. Hale as cotrustee and 2,000 shares held by his wife as trustee for his children. Mr. Hale disclaims beneficial ownership of these 192,840 shares.

(17) Includes 10 shares held indirectly by Mr. McDonald in the Corporation's 401(k) Plan and 7,000 shares through spousal ownership.

(18) Includes 10,000 shares held by the Jay and Kay Proops Family Limited Partnership.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during 1998 to Mark P. Bulriss, president and chief executive officer of the Corporation, compensation paid during the last three years to Robert B. McDonald, former president and chief executive officer of the Corporation, and to each of the Corporation's four other most highly compensated serving executive officers, as well as to one former executive officer.

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                           LONG-TERM
                                                     ANNUAL                              COMPENSATION           ALL OTHER
                                                  COMPENSATION                              AWARDS             COMPENSATION
                                         ----------------------------------------------------------------------------------
                                                                                   RESTRICTED    SECURITIES
                                                                    OTHER ANNUAL     STOCK       UNDERLYING
                                                SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS
NAME AND PRINCIPAL POSITION              YEAR     ($)       ($)         ($)           ($)          (#)(1)       ($)(2)(12)
---------------------------------------------------------------------------------------------------------------------------
Mark P. Bulriss (3)....................  1998   482,500   487,500     146,714(4)   2,028,125(5)   700,000          892,762(3)
  President and
  Chief Executive Officer
Robert B. McDonald.....................  1998   180,769         0                                  51,551       10,213,830(6)
  President and                          1997   650,000   508,000                                  60,000           53,980
  Chief Executive Officer                1996   645,192   165,000                                  35,000           57,160
L. Donald Simpson......................  1998   320,492   238,000                                  13,746           26,699
  Group Vice President                   1997   310,000   227,300                                  20,000           21,107
                                         1996   303,077    55,000                                  12,000           20,538
Robert T. Jeffares (7).................  1998   392,861   131,000(7)                               19,061        2,652,542(7)
  Executive Vice President and           1997   380,000   213,400                                  30,000           28,663
  Chief Financial Officer                1996   380,000    78,000                                  20,000           29,856
Marshall E. Bloom......................  1998   262,904   188,000                                   8,362           17,200
  Vice President                         1997   245,000   160,200                                   9,500           15,600
                                         1996   245,000    42,000                                   7,500           15,500
Richard R. Boehner (8).................  1998   198,471   135,006     109,202(9)     499,375(10)    45,824          16,900
  Senior Vice President                  1997    56,250    50,000      21,241(9)                   15,000(11)            0
Robert L. Hollier (12).................  1998   273,825    46,000                                  14,319            9,162
  Vice President                         1997   264,981    33,200                                  10,000            9,121
                                         1996   264,990    38,000                                   7,500            8,212

--------------------------------------------------------------------------------

 (1) Options to acquire shares of Common Stock.

 (2) Includes: a) employer matching contributions under the Corporation's 401(k) and Supplemental Savings Plans and b) actuarially determined value of Corporation-paid premiums on "split-dollar" life insurance. The respective amounts for each of the Named Executives are as follows: Mr. Bulriss, $2,962 and $39,800, respectively; Mr. McDonald $3,229 and $-0-, respectively; Mr. Simpson, $9,299 and $17,400, respectively; Mr. Jeffares, $10,542 and $24,000, respectively; Mr. Bloom, $3,200 and $14,000, respectively; Mr. Boehner, $-0- and $16,900, respectively, and Mr. Hollier, $3,242 and $-0-, respectively.

 (3) In April 1998, Mr. Bulriss replaced Mr. McDonald as president and chief executive officer. All other compensation includes a signing bonus granted under the terms of Mr. Bulriss' employment agreement, a description of which is provided on page 12.

 (4) Includes relocation expenses ($86,957) paid by the Corporation.

 (5) Represents the fair market value of restricted stock at the time of the award. At December 31, 1998, the fair market value of the restricted stock was $2,000,000, based on the per share closing price of the Common Stock on the New York Stock Exchange. Mr. Bulriss was awarded 50,000 restricted shares under the terms of his employment agreement with the Corporation. The forfeiture restrictions on 25,000 shares lapsed on April 1, 1998, and the forfeiture restrictions on the remaining 25,000 shares lapse in two equal installments on April 1, 1999, and April 1, 2000, respectively. Restricted shares are subject to forfeiture on termination of employment, except by reason of death, disability, or a change in control of the Corporation. The shares awarded (less shares withheld to satisfy withholding tax requirements) may not be sold or transferred until April 1, 2001. Mr. Bulriss has voting power, and receives dividends at the same rate paid to shareholders, on the restricted shares. Dividends paid on the shares are subject to the same restrictions as apply to the restricted shares. Restricted shares owned for at least six months may be transferred for the purpose of exercising all or any portion of stock option awards granted to Mr. Bulriss.

 (6) Represents benefits paid and accrued under the terms of Mr. McDonald's severance agreement, as described on page 13.

 (7) Mr. Jeffares was granted a leave of absence from August 31, 1998, to February 29, 1999, when his employment with the Corporation ended. The 1998 bonus was prorated to August 31, 1998. All Other Compensation includes benefits paid or accrued under Mr. Jeffares severance agreement, as described on page 14.

 (8) Mr. Boehner re-joined the Corporation as Senior Vice President on April 30, 1998. The data for 1997 represents compensation paid to him during that part of 1997 when Mr. Boehner was an employee of the Corporation.

 (9) Includes relocation expenses paid by the Corporation in 1998 ($97,127) and in 1997 ($21,241).

(10) Represents the fair market value of restricted stock units at the time of the award. At December 31, 1998, the fair market value of the restricted stock units was $458,240, based on the per share closing price of the Common Stock on the New York Stock Exchange. Mr. Boehner was awarded 11,456 restricted stock units by the Compensation and Incentive Committee on joining the Corporation in May 1998. The units vest in equal installments on May 6, 2001, and May 6, 2003, subject to Mr. Boehner's continued employment with the Corporation, and are paid out on the vesting dates in the form of shares of Common Stock on a 1-for-1 basis. Mr. Boehner does not receive dividends and has no voting power over these restricted stock units.

(11) The stock option granted to Mr. Boehner in 1997 did not vest and was terminated.

(12) As an employee of OSCA, Inc., a wholly owned subsidiary of the Corporation, Mr. Hollier does not participate in the Great Lakes Chemical Pension Plan. OSCA employees participate in a defined contribution plan, to which OSCA contributed $5,920, $6,616, and $5,742 on behalf of Mr. Hollier in 1998, 1997, and 1996, respectively.

STOCK COMPENSATION PLANS

     The Corporation has three stock compensation plans which provide for grants of stock-based awards to key employees and nonemployee directors. Plan provisions allow grants of incentive and non-qualified stock options, with terms not to exceed 10 years at an option price which is not less than the market value of the Corporation's Common Stock on the date of grant, and other stock-based awards.

OPTION GRANTS IN 1998

     The following table provides information related to options granted to the Named Executives during 1998:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------------------------------------
                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                                 INDIVIDUAL GRANTS                     STOCK PRICE APPRECIATION
                                                                                         FOR OPTION TERM(3)(4)
                                                                                       -------------------------
------------------------------------------------------------------------------------   -------------------------
                                NUMBER OF      % OF TOTAL
                                SECURITIES    OPTIONS/SARS    EXERCISE
                                UNDERLYING     GRANTED TO        OR
                               OPTIONS/SARS   EMPLOYEES IN   BASE PRICE   EXPIRATION
            NAME               GRANTED #(1)       1998       ($/SH)(2)       DATE                       5%($)
------------------------------------------------------------------------------------   -------------------------
Mark P. Bulriss (5)              700,000          54.0%        $42.00      03/31/08                  $18,522,000
Robert B. McDonald                51,551           4.0%        $40.10      02/06/08                    1,302,304
L. Donald Simpson                 13,746           1.1%        $40.10      02/06/08                      347,257
Robert T. Jeffares                19,061           1.5%        $40.10      02/06/08                      481,527
Marshall L. Bloom                  8,362           0.6%        $40.10      02/06/08                      211,244
Richard L. Boehner                45,824           3.5%        $43.59      05/05/08                    1,258,425
Robert L. Hollier                 14,319           1.1%        $40.10      02/06/08                      361,733
                                                                                                            $1.6
Increase in Market Value to Shareholders (6)                                                             billion

-----------------------------  ----------------------------
                              POTENTIAL REALIZABLE VALUE
                              AT ASSUMED ANNUAL RATES OF
                                 STOCK PRICE APPRECIATION
                                  FOR OPTION TERM(3)(4)
                               ----------------------------
-----------------------------  -----------

            NAME                 10%($)
-----------------------------  ----------------------------
Mark P. Bulriss (5)            $46,746,000
Robert B. McDonald               3,266,766
L. Donald Simpson                  878,412
Robert T. Jeffares               1,215,283
Marshall L. Bloom                  533,141
Richard L. Boehner               3,176,025
Robert L. Hollier                  912,945
                                      $4.2
Increase in Market Value to S      billion

--------------------------------------------------------------------------------

 (1) Each of the Named Executives, excluding Mr. Bulriss, received a single stock option grant in 1998 pursuant to the 1993 Employee Stock Compensation Plan. Each option has a term of 10 years and is exercisable in cumulative 33 percent installments commencing one year from date of grant, with full vesting occurring on the third anniversary date of the grant or on the retirement of the employee over 62 years of age under certain circumstances. For additional information regarding options, see "Change-in-Control and Severance Agreements." In accordance with the anti-dilution provisions of the 1993 Employee Stock Compensation Plan, the above table reflects the number of options shares granted and the associated option price as adjusted to reflect the spin-off of Octel Corp. on May 22, 1998.

 (2) The exercise price may be paid by remitting cash or already owned shares of the Corporation's Common Stock, or by a combination thereof. The related tax withholding obligations may be paid by remitting cash, already owned shares of the Corporation's Common Stock, or by having the Corporation withhold a portion of the shares deliverable upon exercise, or by a combination thereof.

 (3) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the Corporation's Common Stock over the terms of the options.

 (4) Without an appreciation in stock price, the optionees will not realize any gain. A zero percent increase in stock price would result in zero dollars for the optionee.

 (5) Pursuant to his employment agreement, Mr. Bulriss was granted a restricted stock option. The restricted stock option, which has a term of 10 years, was adjusted to reflect the spin-off of Octel Corp. On April 1, 1998, 200,000 option shares vested, and the remaining 500,000 option shares will vest in 25% annual installments commencing on April 1, 1999. Full vesting will occur upon a change in control of the Corporation, death or disability, termination by the Corporation without cause, or termination of employment by the Executive with good reason. Stock acquired on exercise of the option cannot be sold, transferred, or otherwise disposed of until April 1, 2001.

 (6) Calculated by using a Common Stock price of $41.85 and the average number of shares outstanding for February 1999, assuming five and 10 percent compounded growth rates. The increase in market value to common shareholders is shown for comparative purposes only and is not a prediction of future stock performance.

OPTION EXERCISES IN 1998 AND VALUE OF OPTIONS AT DECEMBER 31, 1998

     The following table provides information related to options exercised by the Named Executives during 1998 and the number and value of options held at year end. The Corporation does not have any stock appreciation rights outstanding.

          OPTION EXERCISES IN 1998 AND VALUE OF OPTIONS AT END OF YEAR

------------------------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                    SHARES                             DECEMBER 31, 1998(#)(3)       DECEMBER 31, 1998($)(3)
                                 ACQUIRED ON           VALUE         ---------------------------------------------------------
             NAME               EXERCISE(#)(1)   REALIZED($)(1)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
Mark P. Bulriss (4)...........                                         200,000        500,000
Robert B. McDonald............       6,100           $206,066           11,456                      $291,990
L. Donald Simpson.............                                          49,332         33,602         22,158        44,317
Robert T. Jeffares............      16,000           $550,500          141,856         49,609        994,133        66,476
Marshall L. Bloom.............                                          28,713         18,479         67,817        21,047
Richard L. Boehner............                                                         45,824
Robert L. Hollier.............                                          59,090         24,818         65,964        22,155

--------------------------------------------------------------------------------

 (1) Options were exercised before the spin-off of Octel Corp. Numbers of shares listed and values realized do not reflect any adjustment relative to the Octel Corp. spin-off.

 (2) Value based on market price of the Corporation's Common Stock at date of exercise minus the exercise price multiplied by the number of shares to which the exercise relates.

 (3) Value based on market price of the Corporation's Common Stock at end of fiscal year minus the exercise price multiplied by the number of shares to which the option relates. Numbers of shares and values of unexercised in-the-money options have been adjusted to reflect the spin-off of Octel.

 (4) Mr. Bulriss' exercisable options are not in the money.

PENSION PLAN

     The Corporation has a noncontributory defined benefit pension plan (the "Pension Plan") covering substantially all U.S. employees. The Corporation also has non-qualified Supplemental Retirement Plans (the "SERPs"). These SERPs provide for substantially the same benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Internal Revenue Code, would have been payable to executives under the Pension Plan, and gives an executive approximately the same retirement benefits he would have received had he been with the Corporation 35 years at the time of his retirement. The retirement benefits of the Named Executives, excluding Mr. Bulriss, are computed using the average of the highest compensation for three consecutive years. Payments under the SERPs will be paid by the Corporation out of its general assets.

     The table below shows the estimated annual straight life annuity benefits payable under the defined Pension Plan, as augmented by SERPs, to participants upon normal retirement at age 65. The benefits indicated in the table are not subject to deduction for Social Security or other offset payments.

-----------------------------------------------------------------------------------------------------------------------------
                                                                        ESTIMATED ANNUAL BENEFITS
                                                                        NUMBER OF YEARS OF SERVICE
                                             --------------------------------------------------------------------------------
            ANNUAL COMPENSATION                 15         20         25         30          35           40           45
-----------------------------------------------------------------------------------------------------------------------------
$ 200,000..................................  $ 46,277   $ 61,702   $ 77,128   $ 92,553   $  107,979   $  117,979   $  127,979
  300,000..................................    71,027     94,702    118,378    142,053      165,729      180,729      195,729
  400,000..................................    95,777    127,702    159,628    191,553      223,479      243,479      263,479
  500,000..................................   120,527    160,702    200,878    241,053      281,229      306,229      331,229
  600,000..................................   145,277    193,702    242,128    290,553      338,979      368,979      398,979
  700,000..................................   170,027    226,702    283,378    340,053      396,729      431,729      466,729
  800,000..................................   194,777    259,702    324,628    389,553      454,479      494,479      534,479
  900,000..................................   219,527    292,702    365,878    439,053      512,229      557,229      602,229
 1,000,000.................................   244,277    325,702    407,128    488,553      569,979      619,979      669,979
 2,000,000.................................   491,777    655,702    819,628    983,553    1,147,479    1,247,479    1,347,479
-----------------------------------------------------------------------------------------------------------------------------

     Annual compensation covered by the Pension Plan is defined as gross pay, which is essentially identical to the total salary and bonus compensation reported for Named Executives McDonald, Simpson, Jeffares, Bloom, and Boehner as shown in the Summary Compensation Table. Credited years of service under the plans as of December 31, 1998, were: Mr. McDonald, 29 years, 3 months; Mr. Simpson, 7; Mr. Jeffares, 15; Mr. Bloom, 43; and Mr. Boehner, 8 months.

     Neither Mr. Hollier nor Mr. Bulriss participates in the Pension Plan. For Mr. Hollier's retirement arrangements, see Summary Compensation Table, note
(12). Through a joint survivorship annuity provided under the terms of his employment agreement, Mr. Bulriss would receive estimated annual benefits payable on normal retirement at age 65 of $719,125.

SAVINGS PLANS

     Substantially all U.S. employees of the Corporation are eligible to participate in the Great Lakes Savings Plan [401(k)] (the "Plan") beginning the first of the quarter following their dates of hire. Effective January 1, 1999, employees may elect to contribute up to 20 percent of their pay into the Plan, subject to certain limits prescribed by Section 402(g) of the Internal Revenue Code. Also effective January 1, 1999, the Corporation makes matching contributions, in Common Stock of the Corporation, equal to 50% of the first six percent of salary contributed by the employee. Employees determine how their salary deferrals and matching contributions are invested by selecting from several investment alternatives, including the Corporation's Common Stock. All deferrals and contributions are recorded in individual accounts and held in trust.

     A non-qualified Supplemental Savings Plan provides participants with benefits which, except for the limitations of the Internal Revenue Code, they would have received under the Plan. Payments under this supplemental plan are paid by the Corporation out of its general assets.

EXECUTIVE DEFERRED COMPENSATION PLAN

     The Corporation maintains the Great Lakes Chemical Deferred Compensation Plan, an unfunded, non-qualified, deferred compensation plan under which eligible employees of the Corporation may elect on a voluntary basis to defer a portion or all their annual cash compensation until retirement or termination from the Corporation. Eligible employees must make an annual irrevocable election to defer compensation which will be paid, earned or awarded in the following year.

EMPLOYMENT AGREEMENT

     In connection with his employment by the Corporation, Mr. Bulriss entered into an employment agreement with the Corporation in April 1998. The agreement has an initial term of five years, subject to extension if neither party terminates prior to the end of the initial term. The agreement provides that Mr. Bulriss will serve as president and chief executive officer and that the Corporation will use its best efforts to cause him to be elected as a director. Under the agreement, his base salary is to be at least $650,000 per year and he is to receive annual incentive awards and bonuses under the Corporation's plans with a minimum bonus for 1998 of 75% of his base salary and a target bonus of 75% each year thereafter. In connection with entering into the agreement, Mr. Bulriss was paid a signing bonus of $850,000, and was granted 50,000 shares of Common Stock and a nonqualified stock option to purchase 700,000 shares of Common Stock. Both stock awards are subject to certain vesting and transfer restrictions until April 2001. Under the agreement, he will receive a 100,000 share non-qualified stock option grant in each of the years 1999 through 2001, all subject to vesting and transfer restrictions. The agreement also provides for, among other things, certain retirement benefits including immediate vesting and an additional six years of benefit service, salary continuation and bonus eligibility during disability, and full vesting of the options and restricted shares on death or disability. If Mr. Bulriss' employment is terminated by the Corporation without cause, or by him with "good reason" as such term is defined in the agreement (which includes material breach by the Corporation, substantial diminution of his position, duties or authority, the Corporation giving notice that the automatic term extensions will cease and his resignation during the fourth month after a change in control of the Corporation), his options and restricted shares will vest and he will receive a prorated bonus for the year in which termination occurs based on the greater of his target bonus for that year or his average bonus for the prior three years and a lump sum equal to three times his then base salary plus the nonprorated amount of such bonus, as well as other benefits including a gross up of any excise taxes on payments made in connection with a change in control. The agreement prohibits Mr. Bulriss from competing with the Corporation for a year after termination of his employment.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

     The Corporation recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Corporation and its shareholders. In order to ensure management stability and the continuity of key management personnel, the Corporation entered into change-in-control agreements with the current Named Executives, except Mr. Bulriss, and with certain other executives of the Corporation. The material terms and conditions of the change-in-control agreements provide that if, following a change in control of the Corporation (as defined in the agreements), the Corporation or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his employment with the Corporation for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of (i) his annual salary at time of termination or change in control, whichever is higher, and
(ii) the highest annual bonus paid or awarded to him in the year in which such termination occurs or the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive will become vested and immediately exercisable and the executive can receive the cash value of any or all such options whose current value (as determined by the market price of the Corporation's Common Stock) exceeds the exercise price thereof, and all restrictions on other stock awards will immediately lapse.

     An additional payment may also be made by the Corporation to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Corporation will also continue the participation of such executive in the Corporation's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These change-in-control agreements may be terminated by the Corporation at any time prior to the commencement of a change in control of the Corporation.

     The Corporation has a Severance Plan (the "Plan") for the current Named Executives, except Mr. Bulriss, and certain other executives. In order to receive any payments or benefits under the Plan, an executive is required to sign an agreement and release form which prohibits the disclosure of confidential information and any engagement in certain competitive activities for a specified period of time after termination of employment. The Plan provides that in the event of a covered termination of employment (which includes, among other things, termination of employment other than for cause, as defined in the Plan), the executive will receive (a) payments equal to the executive's then annual salary ("Severance Payments") and (b) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 18 months. The executive will also receive one additional week of Severance Payments and Benefits for each year of service. The Plan also provides for certain outplacement services. If payment becomes due under any eligible executive's change-in-control agreement, the provisions of the Plan will not apply.

     In connection with the termination of their employment with the Corporation, Messrs. McDonald and Jeffares entered into agreements with the Corporation. Mr. McDonald's agreement provided for his resignation as president and chief executive officer of the Corporation in April 1998 and the payment to him or on his behalf of, among other things, (i) $700,000 per year until the earlier of October 31, 2001, his death or when he elects to begin receiving retirement benefits; (ii) approximately $4.9 million at the time of termination for cancellation of his rights to bonuses, employee matches under the 401(k) plan, further premiums under the split dollar life insurance agreement and certain stock options; and (iii) approximately $4.7 million in November 2001 if he decides not to receive payments under the SERPs and Pension Plan. He also can continue to participate in the Corporation's medical and related plans and receive reimbursement of his club dues. The Corporation relinquished its rights in his split dollar life insurance policy. He was permitted until March 1, 1999 to exercise 11,456 stock options with an exercise price of $14.512 per share (number of shares and option price adjusted to reflect Octel Corp. spin-off). In his agreement, Mr. McDonald released any claims against the Corporation relating to his termination and agreed not to compete with the Corporation or solicit the employment by others of its employees until October 31, 2001.

     In Mr. Jeffares' agreement, which was signed in August 1998, his employment termination date was set at February 28, 1999. Under his agreement and a supplemental agreement, Mr. Jeffares continued to receive his salary and certain of his benefits through the termination date, and will receive salary continuation payments from March 1, 1999, through August 27, 2000. Mr. Jeffares received title to his company car, entitlement to the maximum annual benefit ($109,000) beginning January 1, 2001 under his deferred compensation agreement for the full 15 year period under such agreement, credit for service through August 2000 under the SERPs, an extension in the period allowed to exercise his stock options to February 2002, $24,000 in additional premiums paid by the Corporation on his split dollar life policy and assignment of such policy to him, and continued coverage under the Corporation's medical and related plans to August 31, 2000. Mr. Jeffares released any claims against the Corporation and agreed not to compete with the Corporation or solicit the employment of its employees through August 2000.

SPLIT-DOLLAR LIFE INSURANCE

     A split-dollar life insurance arrangement (the "Arrangement") provides key executives who elected to participate with additional life insurance at a minimal cost to the executive and with complete cost recovery to the Corporation. This Arrangement provides pre-retirement life insurance to the designated individuals on the basis of three times salary for the chief executive officer and two times salary for the other participants. In addition, each participating executive will receive post-retirement life insurance equal to one times salary at retirement, decreasing by 10 percent per year until the end of the fifth post-retirement year. Life insurance equal to the remaining 50 percent of salary will be provided each year thereafter. The Corporation retains a collateral assignment of the cash value in each of the policies. Upon the death of an insured executive, the Corporation will receive all proceeds of the insured's policy in excess of the stated death benefit, which amount will be not less than the premiums paid for the policy, plus a return to the Corporation of four percent of the premiums paid. If a policy is surrendered, which cannot occur before the earlier of the insured's 65th birthday or termination of employment from the Corporation, the Corporation will recover either the cash surrender value or the premiums paid for that policy with interest compounded at four percent interest.

               REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Incentive Committee (the "Committee") of the Board, which is comprised of four independent nonemployee directors, is responsible for establishing and maintaining an executive compensation program that is designed to attract and retain performance-oriented key executives who are committed to the long-term success of the Corporation and to the enhancement of shareholder value.

     The objectives of the Committee are to:

     - balance executive compensation with market requirements for the hiring and retention of qualified corporate executives; and

     - provide competitive incentives for the achievement of quantifiable financial and strategic corporate goals;

     The Committee approves all compensation programs, including eligible participants, performance objectives, target guidelines and award levels. In conjunction with the full Board, the Committee reviews corporate and individual performance, administers and grants awards under all executive compensation plans, and ensures that compensation levels are externally competitive and internally equitable. It is also responsible for determining the compensation of the chief executive officer and other key executives.

     As the executive compensation programs of the Corporation cannot address all possible variables, the Committee takes appropriate action with respect to compensation issues, which in its judgment is in the best long-term interest of the Corporation and its shareholders.

COMPETITIVE MARKET

     The Committee conducts a full review of the Corporation's executive compensation program each year. This includes a review of external compensation surveys of similarly sized industrial companies, as well as a comprehensive evaluation of the executive compensation practices of a benchmark group of peer specialty chemical companies.

COMPENSATION COMPONENTS

     The Corporation's executive compensation program is designed to provide a strong link between executive compensation and enhancement of shareholder value. The Committee believes the interests of the shareholders will be best served if the Corporation's compensation program consists of a combination of cash-based components and equity ownership. A significant portion of executive compensation is contingent upon corporate and individual performance. Individual performance is measured by a comparison of achievement versus pre-determined objectives. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; incentive compensation awards in the form of cash bonuses, which reflect corporate, business unit and individual performance; and long-term incentive compensation in the form of stock awards, which create value for the executive only if the price of the Corporation's stock appreciates over time. The latter two components provide at-risk compensation which is linked directly to financial results and enhancement of shareholder value. The Committee considers all elements of compensation when determining an individual's total compensation.

BASE SALARY

     Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, the base salaries of other corporate officers. The Committee makes all final compensation determinations concerning officers. The full Board makes the final determination on the salary of the chief executive officer. The key criteria in the base salary determination for each executive are the level and scope of responsibility, competitive market factors, and individual and business unit performance.

BONUS

     A Management Incentive Compensation Plan ("MICP") provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees who have a broad impact on performance. Participants are eligible to receive annual incentive awards equivalent to approximately 15% to 75% of base salary based upon the attainment of preestablished goals, including EVA(1) ("economic value added") goals established by the Committee for the Corporation as a whole and for each of the Corporation's major operating subsidiaries and business units, as well as for meeting individual performance objectives. Under the MICP, the majority of the participant's award is tied to the attainment of performance objectives for his/her respective business unit and/or the Corporation. A maximum of 200% of target may be paid upon achievement of outstanding performance. When preestablished financial objectives are not achieved annual awards may be reduced or eliminated. EVA is determined by subtracting from net operating profit a charge for the capital used to generate that profit. For 1998, individual, corporate and business unit performance objectives were achieved in substantial part and corresponding MICP awards were made.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation is comprised of restricted stock and restricted stock unit awards and annual grants of stock options, which are designed to encourage key employees to remain with the Corporation by providing them with a long-term interest in the Corporation's overall performance and to motivate them to maximize long-term shareholder value.

---------------

1 EVA is a trademark of Stern Stewart & Co.

     The Corporation's stock option grant guidelines were designed, and have been revised periodically, with the assistance of external compensation consultants. Stock options are generally granted annually and cannot be exercised for at least one year from the date of grant, and vest over three years. Options expire 10 years from the grant date.

     Stock option grant guidelines set forth the criteria for eligibility, award levels and administration of the program. Stock option awards are based on corporate and individual performance and the impact which the Committee feels a particular executive can have on future performance. Additional option grants may be made to reflect increased responsibility or to reward outstanding performance.

     The Committee may also grant restricted stock and restricted stock units in conjunction with the hiring of new executives. Such grants were made to four executives in 1998.

     The Committee believes that linking a significant portion of an executive's current and potential future compensation to the Corporation's success, as reflected in its stock price, gives the executive a stake similar to that of the Corporation's shareholders and results in better long-term management of the Corporation for the benefit of its shareholders.

CHIEF EXECUTIVE COMPENSATION

     In April 1998, the Committee screened and interviewed candidates for the position of president and chief executive officer. Upon completion of this process, the Committee recommended, and the Board approved, the appointment of Mark Bulriss as the new president and chief executive officer of the Corporation. In order to attract and retain Mr. Bulriss and ensure to the greatest extent possible the continued services of Mr. Bulriss over a period of time sufficient to permit him to develop and implement important strategic initiatives, the Committee determined that it was necessary and appropriate to enter into an employment agreement. This employment agreement was effective on April 1, 1998.

     In establishing the new chief executive officer's compensation as reflected in the employment agreement, the Committee considered various factors, including
(a) the compensation packages provided to other chief executive officers of entities in the Corporation's peer group; (b) Mr. Bulriss' abilities, past performance and compensation history; (c) the scope of the responsibilities Mr. Bulriss would assume at Great Lakes; (d) the Corporation's internal compensation levels; and (e) the difficulty of the objectives to be achieved by Mr. Bulriss in view of the level of change required in the Corporation's business processes, systems, organization, personnel, development and operations to permit the Corporation to achieve sustainable long-term financial and strategic improvement.

     Mr. Bulriss' annual salary and bonus awards were established based on the Committee's review of compensation of other chief executive officers and the factors cited above. Mr. Bulriss' grant of stock options and the award of restricted stock reflect the Committee's intent to establish a strong connection between his compensation and the success of the Corporation by placing a significant amount of Mr. Bulriss' compensation at risk. These stock awards strongly align his economic interests with those of the Corporation's shareholders. The signing bonus provided to Mr. Bulriss was in recognition of the difficulty of the services to be performed and to cover the long term loss of the value of stock options granted by his former employer.

POSITION ON DEDUCTIBILITY OF COMPENSATION

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") limits the deductibility of compensation in excess of $1 million paid to the Corporation's chief executive officer and the next four highest paid officers during any fiscal year, unless such compensation meets certain criteria.

     The Committee seeks to qualify officer compensation for deductibility where feasible, but retains the discretion to pay non-deductible amounts. The Committee believes that flexibility is an important feature of the Corporation's compensation programs and one that best serves the interests of the Corporation and its shareholders by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

SUMMARY

     With a significant portion of the Corporation's executive compensation linked directly to individual and corporate performance and price appreciation of the Corporation's stock over the long term, the Committee believes that the overall compensation practices adopted for the Corporation will help to ensure the alignment of the interests of the Corporation's executives and shareholders and encourage executives to support the long-term success of the Corporation.

     The Committee further believes that shareholders will be well served by the Great Lakes' new management team under the direction of Mr. Bulriss. The new management team has already initiated numerous difficult and necessary changes for the Corporation, including the restructuring of the Corporation and the implementation of a strong infrastructure that better position the Corporation to pursue aggressive growth strategies, enhance operational excellence and deliver superior shareholder value in a challenging competitive environment.

     This report is submitted by the members of the Compensation and Incentive Committee, none of whom is an employee or a former employee of the Corporation.

                                          Compensation and Incentive Committee

                                          Thomas M. Fulton, Chairman
                                          Louis E. Lataif
                                          Richard H. Leet
                                          Mack G. Nichols

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the cumulative total return to shareholders on the Common Stock of the Corporation for the five year period ending December 31, 1998, to the cumulative total return during the same period on the S&P 500 Composite and S&P Specialty Chemical Indices, as well as a custom composite index comprised of six specialty chemical companies (the "Peer Group"). The Peer Group consists of Albemarle Corp. (since January 1, 1995), Crompton & Knowles Corporation, Cytec Industries, Inc. (since December 31, 1993), Ferro Corporation, Morton International Inc. and Witco Corporation. These companies are similar in size and market capitalization to Great Lakes. Additionally, each of these companies and Great Lakes compete in the same markets. Therefore, the Corporation believes measurement against the performance of these entities more accurately reflects the Corporation's achievement of shareholder value. The graph assumes that $100 was invested on December 31, 1993, and that all dividends were reinvested in Great Lakes Common Stock.

      GREAT LAKES CHEMICAL CORPORATION, S&P EQUITY INDICES AND PEER GROUP
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

                                         S&P 500 COMPOSITE        S&P CHEMICALS       GREAT LAKES CHEMICAL
                                               INDEX            (SPECIALTY) INDEX         CORPORATION             PEER GROUP
                                         -----------------      -----------------     --------------------        ----------
'12/31/93                                      100.00                 100.00                100.00                  100.00
'12/31/94'                                     101.32                  87.50                 76.88                   90.34
'12/31/95'                                     139.40                 114.74                 97.77                  112.16
'12/31/96'                                     171.40                 117.69                 64.12                  136.87
'12/31/97'                                     228.59                 145.73                 62.02                  170.27
'12/31/98'                                     293.91                 124.11                 64.59                  117.08

     On May 22, 1998, the Corporation completed a spin-off of its wholly-owned subsidiary, Octel Corp. and distributed to its shareholders the common stock of Octel Corp. Accordingly, of the five years shown in the above graph, four years and five months represent the performance of Great Lakes prior to the distribution and seven months represent performance post-distribution. The graph accounts for this distribution as though it were a non-taxable cash dividend reinvested in the Common Stock of the Corporation.

     Past results are not necessarily indicative of future performance, and this chart does not reflect the Corporation's forecast for future share price performance.

       PROPOSAL TWO: SHAREHOLDER PROPOSAL ON THE SHAREHOLDER RIGHTS PLAN

     One shareholder has given notice that it will introduce a proposal and supporting statement (the "Proposal") for action at the Annual Meeting. The name and address of the shareholder submitting the Proposal, as well as the number of shares held by such shareholder, will be furnished by the Corporation, either orally or in writing as requested, promptly upon receipt of any oral or written request. The Proposal as submitted reads as follows:

     RESOLVED, that the shareholders of Great Lakes Chemical Corporation ("Great Lakes Chemical" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

                              SUPPORTING STATEMENT

     In September 1989, Great Lakes Chemical's Board of Directors issued certain rights (the "rights") pursuant to a "rights agreement." We view these rights as a type of anti-takeover device, commonly known as a "poison pill," which injures stockholders by reducing management accountability and adversely affecting stockholder value.

     The Company's Board acted unilaterally, without first seeking a vote by the shareholders on whether they wished to have such a rights plan in effect for a ten year period. Earlier this year, the Board voted to extend the poison pill until 2009, even though the Board was aware that shareholders would soon be voting on this resolution.

     We believe that these rights are designed to discourage or thwart an unwanted takeover of the Company, and they operated in that manner. Although management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management.

     The negative effects of poison pills on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target stockholders. It states that "empirical tests, taken together, show that poison pills are harmful to target stockholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     In recent years, various companies have been willing to redeem outstanding rights. We believe that Great Lakes Chemical should follow suit or at least put to a vote of the shareholders the question of whether the current rights plan should remain in force.

     WE URGE YOU TO VOTE FOR THIS RESOLUTION!

     THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

     Your Board of Directors recommends a vote against this Proposal because (1) rights plans such as the Corporation's Shareholder Rights Plan (the "Rights Plan") help maximize shareholder value, (2) the Rights Plan protects shareholders and the Corporation from unfair and abusive takeover tactics and
(3) under Delaware law the Board has the authority to adopt a rights plan such as the current Rights Plan. The Board believes that the Corporation's Shareholder Rights Plan is in the best interests of the Corporation and its shareholders.

     In February 1999, the Board of Directors adopted a new Rights Plan to protect the Corporation's shareholders against coercive and abusive takeover tactics and to ensure that each shareholder would be treated fairly in the event of an unsolicited offer to acquire the Corporation.

     The Corporation's Rights Plan does not prevent an offer to acquire the Corporation at a price and on terms that are fair and in the best interests of shareholders. Rather, the Rights Plan improves the Board's ability to discharge its fiduciary duty by protecting shareholders from unfair or inadequate offers and abusive tactics. The Rights Plan also enhances the Board's ability to get a higher price if there is to be a sale of the Corporation. The Board's ability to achieve this objective by negotiating with a potential acquiror on behalf of all shareholders is significantly greater than the ability of an individual shareholder to achieve such a result. Without the protections and benefits of a rights plan, the Board could lose important bargaining power in negotiating a transaction with a potential acquiror or pursuing potentially superior alternatives. In responding to an unsolicited acquisition proposal and negotiating with a potential acquiror, the Board recognizes its obligation to fulfill its fiduciary duties to shareholders in deciding whether to redeem the Rights to facilitate a transaction.

     The benefits of shareholder rights plans have been validated by a study by Georgeson & Company Inc., in November 1997. The study found that: (i) premiums paid to companies with shareholder rights plans were on average eight percentage points higher than premiums paid to purchase target companies that did not have shareholder rights plans; (ii) the presence of a shareholder rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and (iii) a shareholder rights plan did not reduce the likelihood that a company would become a takeover target (the takeover rate was similar for companies with and without shareholder rights plans). This conclusion has been supported by Patrick McGunn, director of corporate programs for Institutional Shareholder Services, who was recently quoted as saying that "companies with poison pills tend to get higher premiums paid on average than companies that don't have pills." (Wall Street Journal, January 29, 1999). By comparison, the 1986 study relied upon by the proponent in support of the Proposal is over 13 years old.

     Over 1,900 publicly traded companies have adopted rights plans. Your Board believes that the Rights Plan serves the best interests of the Corporation and its shareholders. For the reasons discussed above, the Board strongly believes that the Corporation should retain this important tool for the protection of shareholders. The Board urges you to vote against the Proposal.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and officers, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based on a review of forms filed and information provided by officers and directors, Great Lakes believes that all Section 16(a) reporting requirements were fully met, except for a late report by Mr. Hollier of two sales of stock in February totaling 6,815 shares.

              INFORMATION RESPECTING THE CORPORATION'S INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The principal independent public accountant of the Corporation, selected by the Board for 1999, is Ernst & Young LLP, Indianapolis, Indiana. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to questions.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     The Corporation anticipates holding its 2000 Annual Meeting of Shareholders on Thursday, May 4, 2000.

     Notice of any matter intended to be presented by a shareholder for action at next year's Annual Meeting must be addressed to the secretary of the Corporation at its office in West Lafayette, and must comply with the advance notice procedures and information requirements set forth in the Bylaws of the Corporation. Notice of such matter must be received not later than January 6, 2000, nor before December 7, 1999.

     However, in order to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 2000 Annual Meeting under the regulations of the Securities and Exchange Commission, shareholder proposals must be received no later than December 1, 1999, by the secretary of the Corporation at its office in West Lafayette, Indiana.

                                 OTHER MATTERS

     As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

     The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Corporation. Morrow & Co., Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $5,000 for its services and reimburse its out-of-pocket expenses. Solicitations may also be solicited by officers and regular employees of the Corporation, without additional compensation, by use of the mails, telephone, facsimile or personal calls.

                                            By order of the Board of Directors,

                                            MARY P. MCCLANAHAN
                                            Secretary
March 31, 1999

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

PROXY                   GREAT LAKES CHEMICAL CORPORATION                   PROXY
1999      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS       1999

The undersigned hereby appoints MARK P. BULRISS, MARK E. TOMKINS, AND MARY P. MCCLANAHAN, and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Shareholders to be held on Thursday, May 6, 1999, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTOR NOMINEES AND AGAINST THE SHAREHOLDER PROPOSAL

                          ELIMINATE DUPLICATE MAILINGS
                          ----------------------------


SEC rules require the Corporation to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Corporation to discontinue mailings of multiple annual reports. To do so mark the box (see over) on each proxy card for which you do not wish to receive an annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.


[ ] Mark here for address change

    -----------------------------
    New Address

    -----------------------------

    -----------------------------        (PLEASE SIGN ON THE REVERSE SIDE)



--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                        GREAT LAKES CHEMICAL CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

[                                      ]

1999  THE BOARD RECOMMENDS A VOTE FOR ITEM 1.                       THE BOARD RECOMMENDS A VOTE AGAINST ITEM 2
                                              FOR Withhold Except
                                              ALL   All            2. Shareholder proposal concerning the     For  AGAINST  Abstain
P   1. Election of Director Nominees          [ ]   [ ]     [ ]       Shareholder Rights Plan                 [ ]    [ ]      [ ]
R      Mark P. Bulriss and Thomas M. Fulton
O                                                                  3. In their discretion, the Proxies are authorize to vote
X   Nominee Exception                                                 upon any other matter which may properly come before
Y                     ----------------------                          the meeting.

                                                                   Please check here to discontinue the annual
                                                                   report mailing for this account                [ ]





                                                                                                                           1999
                                                                    -------------------------------------------------------
                                                                    Signature                      Date

                                                                                                                           1999
                                                                    -------------------------------------------------------
                                                                    Signature                      Date

SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY    Please sign exactly as your name appears.  Joint owners should
PROMPTLY USING THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED IF    each sign personally.  Where applicable, indicate your official
MAILED IN THE UNITED STATES.                                        position or representation capacity.

-----------------------------------------------------------------------------------------------------------------------------------
                                                     -  FOLD AND DETACH HERE -

